                                KCS ENERGY, INC.
                               KCS RESOURCES, INC.
                     MEDALLION CALIFORNIA PROPERTIES COMPANY
                            KCS ENERGY SERVICES, INC.
                                  PROLIQ, INC.
                        5555 SAN FELIPE ROAD, SUITE 1200
                              HOUSTON, TEXAS 77056


                               September 28, 2005



VIA FACSIMILE: (202) 772-9369

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549
Attention:  Mr. Jason Wynn

         Re: Registration Statement on Form S-4 (Nos. 333-126393, 333-126393-01, 333-126393-02, 333-126393-03 and 333-126393-04)
                of KCS Energy, Inc., Proliq, Inc., KCS Energy Services, Inc., Medallion California Properties Company and KCS Resources, Inc.

Ladies and Gentlemen:

         On behalf of KCS Energy, Inc., KCS Resources, Inc., Medallion California Properties Company, KCS Energy Services, Inc. and Proliq, Inc. (collectively, the "KCS Entities"), and pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, the undersigned hereby request that the effective date of the above referenced Registration Statement on Form S-4 be accelerated to 10:00 a.m., Washington, D.C. time, on Monday, October 3, 2005, or as soon thereafter as practicable. As requested by the staff in its letter of August 5, 2005, the KCS Entities hereby acknowledge that:

         o should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

         o the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the KCS Entities from their full responsibility for the accuracy and adequacy of the disclosure in the filing; and

         o the KCS Entities may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

This request has also been transmitted via EDGAR.

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                                 Very truly yours,

                                 KCS ENERGY, INC.



                                 By:    /s/ Frederick Dwyer
                                       ----------------------------------------
                                 Name:  Frederick Dwyer
                                 Title: Vice President, Controller & Secretary

                                 KCS RESOURCES, INC.



                                 By:    /s/ Frederick Dwyer
                                       ----------------------------------------
                                 Name:  Frederick Dwyer
                                 Title: Vice President and Secretary

                                 MEDALLION CALIFORNIA PROPERTIES COMPANY



                                 By:    /s/ Frederick Dwyer
                                       ----------------------------------------
                                 Name:  Frederick Dwyer
                                 Title: Vice President and Secretary

                                 KCS ENERGY SERVICES, INC.



                                 By:    /s/ Frederick Dwyer
                                       ----------------------------------------
                                 Name:  Frederick Dwyer
                                 Title: Vice President and Secretary

                                 PROLIQ, INC.



                                 By:    /s/ Frederick Dwyer
                                       ----------------------------------------
                                 Name:  Frederick Dwyer
                                 Title: Vice President and Secretary